UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Cubist Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To Certain Shareholders of Cubist Pharmaceuticals, Inc.

There is a common philosophy guiding the proposals set forth in our proxy statement this year.  If approved, the proposals enable us to be prepared for anticipated needs in line with our strategic and operational plans over a reasonable time frame, as well as help us to align the interests of employees and outside directors with those of our shareholders. For example,

•                  Proposal 2, which would provide flexibility and timeliness to help us to meet our strategic objectives by increasing authorized stock from the amount now available for issuance for purposes other than reserved uses (including existing subordinated convertible debt, our various equity incentive plans, and our 401 (k) plan).

•                  Proposal 3, a relatively conservative increase to maintain the employee stock ownership plan (ESPP) for approximately three years. The ESPP helps align employees’ and our stockholders’ interests;

•                  Proposal 4, a modest replenishment of the Amended and Restated 2002 Directors’ Equity Incentive Plan (Director Plan) seeking sufficient shares to maintain the Plan for approximately three years for a Board of up to 11 Directors.  This proposal will enable Directors to receive their annual retainers as stock awards, which facilitates our outside Directors’ ability to comply with our equity ownership guidelines, and, accordingly, better align their interests with our stockholders’ interests and the success of the Company’s business.

More specifically:

Proposal #2:

Proposal No. 2 would increase the number of authorized shares of common stock from 100,000,000 to 150,000,000. As of April 12, 2007 the number of shares of our common stock issued or reserved for issuance totaled approximately 79,529,878. Only 20, 470,122 shares remain available (not already issued or reserved) for issuance for other purposes. Our Board believes it is in the Company’s best interest to increase the number of authorized shares in order to have a sufficient number of shares available for potential uses including: debt or equity financings; acquisitions of other companies, drug candidates, or drug products; the development of new collaborations or partnerships; equity incentives for our employees and Directors, or other bona fide corporate purposes. In particular, as noted in the proxy, the additional authorized shares are important to our continued efforts to seek opportunities to expand our pipeline of drug candidates, and avoid delay and added expense which might impede our ability to meet our objectives.

Proposal #3:

Proposal No. 3 would increase the total number of shares of common stock that have been reserved for issuance under the Employee Stock Purchase Plan to 750,000. The proposal would also extend the ESPP, which expires on November 30 of this year, for an additional 10 years. We believe the ESPP is an important component of our employee compensation package and allows us to hire and retain high quality employees as we continue to grow, while also aligning our employee’s and our shareholders’ interests.

The number of shares previously reserved was 500,000 shares. As of April 12, 2007 a total of 367,004 shares of common stock had been issued and sold to employees under the ESPP, leaving just 132,996 shares available for purchase. NOTE: No employee may purchase more than $25,000 worth of our common stock under the ESPP and any other employee stock purchase plans for each calendar year. As of April 12, 2007 there were 413 employees eligible to participate in the ESPP including seven Executive Officers. Approximately 30% of our employees participated in the ESPP during the most recent purchase period.

Proposal #4:

Proposal #4 would provide a modest replenishment to the number of shares available under the non-employee Director Plan for both annual and initial grants, and add an unrestricted stock (also known as a stock award) component to the plan. The primary purpose of adding the stock award component is to enable the directors to take their annual retainers (for serving on the Board) in stock if they so desire.

Cubist Board members are all subject to stock ownership guidelines that they must meet within 3 years of becoming directors (equivalent to three times the annual retainer for Directors), and taking retainers in stock will help get them down the path of complying with the stock ownership guidelines. Complying with the stock ownership guidelines is a good thing on a variety of levels, most importantly because it better aligns our external directors’ interests with those of our stockholders. NOTE: Five of the current Cubist Board members are new to the Board since 2005.

The proposal seeks the addition of sufficient shares to the Director Plan to maintain the plan for approximately three years for a Board of up to 11 Directors (an addition of 300,000 shares, which would bring the total available to 618,750 shares).

The position of ISS on this proposal: While supportive of all other proposals in the Cubist proxy, ISS has recommended a NO vote on Proposal #4. ISS has applied a proprietary binomial model, created as a valuation tool for employee stock options, in setting a company-specific “shareholder value transfer cap,” which, according to ISS, is based on the industry and the company’s performance. Based on the ISS evaluation, the proposal would result in Cubist exceeding this cap.

It appears that ISS, in making a recommendation based solely on the application of its proprietary model, does not factor into its analysis the strategic business needs of the organization or the positive impact that the proposal would have on better aligning the interests of Board members with the interests of Cubist stockholders.

We urge you to consider the positive effects that the implementation of Proposal #4 will have on Cubist, and vote for this proposal, despite ISS’s recommendation to the contrary.